Exhibit 99.1

Montpelier Reports First Quarter Financial Results

•                  Fully converted book value per common share of $31.01, up 5.8% from December 31, 2013.

•                  Quarterly operating earnings per common share of $1.48.

•                  Strong underwriting results highlighted by a 50% combined ratio.

HAMILTON, Bermuda, April 30, 2014 — Montpelier Re Holdings Ltd. (NYSE: MRH), (“Montpelier” or the “Company”), a leading provider of short-tail reinsurance and other specialty lines, today reported its financial results for the quarter ended March 31, 2014.

Fully converted book value per common share increased 5.8% for the quarter, to $31.01, computed after taking into account common share dividends declared.

Operating income for the quarter was $72 million, or $1.48 per common share, representing a quarterly return on common equity of 4.8%. Net income was $90 million, or $1.84 per common share. Net income for the quarter included $23 million of realized and unrealized investment gains and $5 million of net foreign exchange losses.

Net premiums written in the first quarter were up 5% in comparison to a year ago, primarily as a result of increased writings within our Montpelier at Lloyd’s and Collateralized Reinsurance segments.  Earned premiums were down 2% from a year ago.

The Company’s loss ratio for the quarter was 18%, which included $35 million of favorable prior year loss reserve movements.  The combined ratio was 50% for the quarter.

Net investment income was $13 million for the quarter and the total return on the investment portfolio was 1.1%.

Christopher Harris, President and Chief Executive Officer, said, “We had an excellent first quarter with underwriting, investments and capital management all contributing to book value per common share growth of 5.8% for the period.  Each of our platforms delivered strong profitability as we continue to focus on executing our specialist underwriting approach.”

During the first quarter of 2014, the Company repurchased a total of 2,492,685 common shares at an average price of $28.22 per share.  During the second quarter of 2014, the Company has thus far repurchased an additional 571,000 shares, at an average price per share of $29.70.

As of March 31, 2014, the Company’s shareholders’ equity was $1,657 million, and its total capital was $2,056 million.

Please refer to Montpelier’s March 31, 2014 Financial Supplement for more detailed financial information, which is posted on the Company’s website at www.montpelierre.bm.

Montpelier, through its operating subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.

Earnings Conference Call:

The Company will conduct a conference call, including a question and answer period, on Thursday, May 1, 2014 at 8:00 a.m. Eastern Time.

The presentation will be available via a live audio webcast accessible on the Company’s website at www.montpelierre.bm or by dialing 1-888-317-6016 (US toll free), 1-412-317-6016 (international) or 1-855-669-9657 (Canada toll free). A telephone replay of the conference call will be available through May 14, 2014 by dialing 1-877-344-7529 (toll-free) or 1-412-317-0088 (international) and entering the passcode 10042599.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the United States federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. These statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission, for specific important factors that could cause actual results to differ materially from those contained in forward- looking statements. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar meaning generally involve forward-looking statements.

Important events and uncertainties that could cause our actual results, future dividends on, or repurchases of, common shares or preferred shares to differ include, but are not limited to: market conditions affecting the prices of our common shares or preferred shares; the possibility of severe or unanticipated losses from natural or man-made catastrophes, including those that may result from changes in climate conditions, including, but not limited to, global temperatures and expected sea levels; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to effectively execute the business plans of the Company, its subsidiaries and any new ventures that it may enter into; the cyclical nature of the insurance and reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty insurance and reinsurance lines of business and in specific areas of the casualty reinsurance market and our ability to capitalize on those opportunities; the sensitivity of our business to financial strength ratings established by independent rating agencies; the inherent uncertainty of our risk management process, which is subject to, among other things, industry loss estimates and estimates generated by modeling techniques; the accuracy of written premium estimates reported by cedants and brokers on pro-rata contracts and certain excess-of-loss contracts where a deposit or minimum premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, including our dependency on the loss information we receive from cedants and brokers; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic and financial market conditions; changes in and the impact of governmental legislation or regulation, including changes in tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in our industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; rating agency policies and practices; unexpected developments concerning the small number of insurance and reinsurance brokers upon whom we rely for a large portion of revenues; our dependence as a holding company upon dividends or distributions from our operating subsidiaries; and the impact of foreign currency and interest rate fluctuations.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contacts:

Montpelier Re Holdings Ltd.

Investors:
Michael Paquette, +1-441-278-5012
Chief Financial Officer

Media:
Jeannine Menzies, +1-441-299-7570
Corporate Affairs Manager

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars, except share amounts)

unaudited

	March 31,		December 31,
	2014		2013
Assets

Fixed maturity investments, at fair value	$2,496.3		$2,430.8
Equity securities, at fair value	156.9		117.3
Other investments	155.6		78.8
Cash, restricted cash and cash equivalents	821.9		602.1

Total Investments and Cash	3,630.7		3,229.0

Reinsurance recoverable on unpaid losses	55.0		63.6
Reinsurance recoverable on paid losses	4.3		3.6
Insurance and reinsurance premiums receivable	273.8		203.4
Unearned reinsurance premiums ceded	38.3		22.6
Deferred insurance and reinsurance acquisition costs	61.4		51.5
Accrued investment income	16.2		15.0
Amounts receivable under reverse repurchase agreements	121.5		80.8
Unsettled sales of investments	132.6		58.8
Other assets	30.4		30.2

Total Assets	$4,364.2		$3,758.5
Liabilities

Loss and loss adjustment expense reserves	$839.1		$881.6
Debt	399.2		399.2
Unearned insurance and reinsurance premiums	373.6		276.7
Insurance and reinsurance balances payable	62.2		43.3
Amounts payable under repurchase agreements	402.7		—
Investment securities sold short, at fair value	220.4		155.6
Unsettled purchases of investments	110.7		58.8
Accounts payable, accrued expenses and other liabilities	46.9		56.3

Total Liabilities	2,454.8		1,871.5

Shareholders’ Equity

Non-cumulative preferred shares	150.0		150.0
Common shares and additional paid-in capital	830.6		900.6
Common shares held in treasury, at cost	(19.0)		(18.9)
Retained earnings	697.8		612.8
Accumulated other comprehensive loss	(2.2)		(2.4)

Total Shareholders’ Equity available to the Company	1,657.2		1,642.1

Non-controlling interests	252.2		244.9

Total Shareholders’ Equity	1,909.4		1,887.0

Total Liabilities and Shareholders’ Equity	$4,364.2		$3,758.5

Common and common equivalent shares outstanding:

Common shares outstanding (000s)	47,018	sh	49,274	sh
Common and common equivalent shares outstanding (000s)	48,607		50,722

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in millions of U.S. dollars, except per share amounts)

unaudited

	Three Months Ended
	March 31,
	2014	2013

Underwriting revenues

Gross insurance and reinsurance premiums written	$273.5	$261.2
Ceded reinsurance premiums	(36.4)	(35.2)
Net insurance and reinsurance premiums written	$237.1	$226.0

Gross insurance and reinsurance premiums earned	$177.6	$180.6
Earned reinsurance premiums ceded	(20.8)	(20.9)
Net insurance and reinsurance premiums earned	156.8	159.7

Underwriting expenses

Loss and loss adjustment expenses - current year	(62.6)	(69.0)
Loss and loss adjustment expenses - prior year	35.2	18.4
Insurance and reinsurance acquisition costs	(24.8)	(22.1)
Operating expenses	(20.9)	(20.4)
Incentive compensation expenses	(5.9)	(6.5)

Underwriting income	77.8	60.1

Net investment income	12.9	16.4
Other revenue	0.3	—
Net realized and unrealized investment gains (losses)	22.7	(0.7)
Net foreign currency gains (losses)	(1.8)	21.1
Net income (loss) from derivative instruments	(5.1)	4.6
Interest and other financing expenses	(4.7)	(4.7)
Income tax benefit (provision)	0.1	(0.2)

Net income	102.2	96.6

Net income attributable to non-controlling interest	(9.0)	(1.2)

Net income available to the Company	93.2	95.4

Dividends declared on non-cumulative preferred shares	(3.3)	(3.3)

Net income available to the Company’s common shareholders	$89.9	$92.1

Net income	$102.2	$96.6

Net change in foreign currency translation	0.2	(3.5)

Comprehensive income	102.4	93.1

Net income attributable to non-controlling interest	(9.0)	(1.2)

Comprehensive income available to the Company	$93.4	$91.9

Basic and diluted earnings per common share	$1.84	$1.65

Insurance ratios:

Loss and loss adjustment expense ratio:
Current year	39.9%	43.2%
Prior year	-22.4%	-11.5%
Loss and loss adjustment expense ratio	17.5%	31.7%
Acquisition costs ratio	15.8%	13.9%
Operating expense ratio	13.3%	12.7%
Incentive compensation expense ratio	3.8%	4.1%
Combined ratio	50.4%	62.4%

MONTPELIER RE HOLDINGS LTD.

RECONCILIATION OF NET INCOME AVAILABLE TO THE COMPANY’S COMMON SHAREHOLDERS

TO OPERATING INCOME AVAILABLE TO THE COMPANY’S COMMON SHAREHOLDERS (1)

(in millions of U.S. dollars)

unaudited

	Three Months Ended
	March 31,
	2014	2013

Net income available to the Company’s common shareholders	$89.9	$92.1

Add (subtract):
Net realized investment (gains) losses	0.1	(9.1)
Net unrealized investment (gains) losses	(22.8)	9.8
Net gains from investment-related derivative instruments (2)	(0.5)	(6.8)
Net foreign currency (gains) losses	1.8	(21.1)
Net losses from foreign currency-related derivative instruments (2)	3.7	1.1

Operating income available to the Company’s common shareholders	$72.2	$66.0

Operating income per common share	$1.48	$1.18

MONTPELIER RE HOLDINGS LTD.

BOOK VALUE AND FULLY CONVERTED BOOK VALUE PER COMMON SHARE (1)

unaudited

	March 31,		Dec. 31,		March 31,
	2014		2013		2013
Book value per share numerators (in millions of U.S. dollars):

Shareholders’ Equity available to the Company	$1,657.2		$1,642.1		$1,676.3

less: Non-cumulative preferred shares	(150.0)		(150.0)		(150.0)

[A] Fully converted book value per common share numerator	$1,507.2		$1,492.1		$1,526.3

Book value per share denominators (in thousands of common shares):

[B] Common shares outstanding	47,018	sh	49,274	sh	54,028	sh
Restricted share units outstanding	1,589		1,448		1,486

[C] Fully converted book value per common share denominator	48,607	sh	50,722	sh	55,514	sh

Book value per common share [A] / [B]	$32.05		$30.28		$28.25
Fully converted book value per common share [A] / [C]	31.01		29.42		27.49

Change in fully converted book value per common share: (3)

From December 31, 2013	5.8%
From March 31, 2013	14.6%

(1)	These measures constitute “non-GAAP financial measures” as defined in Regulation G and as further described herein.
(2)	Represents the portion of our net income or loss from derivative instruments that constitute investment and foreign currency gains and losses.
(3)

Computed as the change in fully converted book value per common share after taking into account common dividends declared of $0.125 and $0.480 during the three and twelve month periods ended March 31, 2014, respectively.